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Exhibit 99.4

SAN DIEGO, Aug. 11 /PRNewswire/ --

VISTA Information Solutions, Inc., (Nasdaq: VINFC) (VISTA) announced today that it has been granted an exception to the Nasdaq listing requirements for Capital and Surplus as the result of a recent review by a Nasdaq Listing Qualifications Panel in Washington. As a result, the company's stock will continue to be listed on the Nasdaq Small Cap Market.

While VISTA failed to meet this requirement as of December 31, 1996, the company has been granted a temporary exception from this standard subject to VISTA meeting certain conditions. The exception will expire on September 2, 1997. During the exception period, the company's stock symbol will change from VINF to VINFC.

If the company is deemed to have met the terms of the exception by September 2nd, it will continue to be listed on The Nasdaq Small Cap Market. Although there can be no assurances that it will do so, the company believes that it can meet the listing requirements through a combination of the conversion of debt to equity and a private placement. Both of these actions are already in process and are being accomplished in anticipation of a secondary offering planned for early 1998.

"I am pleased to receive the acknowledgment from the Nasdaq panel of the progress VISTA has made in 1997 to get into compliance with all listing requirements and our efforts to ensure continued compliance, in the future," said Steve Hamilton, VISTA chief financial officer. "We have made outstanding progress with sales and profit growth of VISTA as a result of major contract executions with our Geographic Underwriting Service, (GUS). Further, with the completion in the first quarter of 1998 of amortization of $12 million in goodwill from the 1995 merger of VISTA Environmental Information and DataMap, we expect to see continued improvement in our results."

VISTA, based in San Diego, Calif., provides computerized geographic information solutions in the areas of compliance and risk management for the insurance, finance, and environmental engineering industries. Its subsidiary, VISTA Environmental Information, Inc., is the leading national supplier of environmental information on contaminated and potentially contaminated commercial, industrial, and residential real estate in the United States.

SOURCE  VISTA Information Solutions, Inc.

CO:  VISTA Information Solutions, Inc.

ST:  California

IN:  CPR


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